Exhibit 23.4

Consent of Independent Auditors

We consent to the use of our report dated June 10, 2015, with respect to the combined balance sheets of United Surgical Partners International, Inc. and subsidiaries and European Surgical Partners Limited and subsidiaries as of December 31, 2014 and 2013, and the related combined statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2014 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ KPMG LLP
July 8, 2015